Exhibit 99.1

[INNOVO GROUP LOGO]

FOR IMMEDIATE RELEASE

   Innovo Group Announces Series of Strategic Initiatives

   Marc Crossman to Become Interim Chief Executive Officer

  Board of Directors to Engage Investment Bank to Assist in
                      Strategic Efforts

            Revises Fiscal 2005 Earnings Guidance

LOS  ANGELES, January 17, 2006 - Innovo Group Inc.  (NASDAQ:
INNO) today announced a series of strategic initiatives designed to improve its financial performance, enhance its platform for the future, and improve shareholder value.

The Company announced that Marc B. Crossman, President and Chief Financial Officer, will assume the additional title of Interim Chief Executive Officer. The Board of Directors of the Company and Samuel J. Furrow, Jr., the Company's former CEO, agreed to a termination of Mr. Furrow's services as the Company's Chief Executive. Mr. Furrow will remain a director of the Company.

The Board of Directors further announced that the Company intends to engage an investment bank to assist in implementing and/or seeking strategic alternatives. The Company is currently evaluating several investment banks, and anticipates hiring an advisor as soon as practicable. The Company also announced that it is currently in discussions to sell or exit its indieT branded apparel business. In connection with these measures, the Company intends to align the organization's people and its resources behind its premiere asset, Joe's Jeans.

Marc B. Crossman, Interim Chief Executive Officer stated, "We believe that the path to this Company's success is to align its people and its resources behind its better performing asset, Joe's Jeans. The Joe's brand is one of the strongest labels in the premium denim market which commands high price points and carries strong margins for both us and our retail customers. It is our intent to focus our efforts on unlocking the substantial value that this brand has developed over the last few years."

"In addition to focusing on this strategic vision, we will take the necessary financial and operational steps to support this key initiative," continued Mr. Crossman. "While this initiative will come at some financial cost, we believe it will center our efforts on our best opportunities and return significant long-term value to our shareholders."

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The  Company  also noted that it expects its fourth  quarter performance to be below analyst's expectations. The Company expects full year revenues of approximately $108 million which are within prior expectations and net sales of
approximately   $19.8  million  for  the   fourth   quarter.
However, the sales mix was different than anticipated. The Company's branded apparel sales missed previous projections by $3.1 million, as some planned clearance activity for the fourth quarter was pushed into the first quarter of fiscal
2006,   while   private   label  sales   exceeded   previous
projections by $3.7 million.  The Company expects a net loss
from  continuing  operations  for  the  fourth  quarter   of
approximately $5.1 to $6.1 million and approximately $3.8 to $4.8 million for the full year. Approximately $700,000 of the expected shortfall is attributable to the sales mix shift, while the remainder is due to charges associated with a write-down of excess Joe's and indieT inventory. The Company is currently completing its year end financial statements, including the determination of any additional impairments or changes to reserves, in advance of the filing of its Annual Report on Form 10-K on or before February 9, 2006.

Mr. Crossman further commented, "In addition to the inventory valuation adjustment we will take in the fourth quarter, we expect additional restructuring charges in the first half of 2006 associated with an impairment of assets and to right-size our operations. We believe that this is the most appropriate way to present our Company to our investors and to enhance long-term value."

The Company currently believes that it is likely to report further charges in the first half of fiscal 2006 that may be associated with exploring strategic alternatives. Given the uncertain quarterly timing of the charges and the lack of visibility on near-term revenue and expense levels, the company has temporarily suspended any further earnings guidance.

The Company plans to provide more information on the current state of the business on its fourth quarter and fiscal  2005 year-end  conference call scheduled for on or about February
9, 2006.

Finally,  on  January 11, 2006, Dean Factor  resigned  as  a member  of our Board of Directors.  Please see the Company's current  report  on  Form  8-K filed  on  January  17,  2006 regarding further information about this resignation.

About Innovo Group Inc.
Innovo Group Inc., through its operating subsidiaries Innovo Azteca Apparel, Inc. and Joe's Jeans, is a sales and marketing organization designing and selling apparel products to the retail and premium markets. The Company currently produces products under license agreements and other agreements for private label and branded products. The Company's apparel products consist of men's and women's denim and denim-related apparel products, including, women's high-end denim jeans and knit shirts featuring the Joe's Jeans(R) and indie brand. More information is available at the company web site at www.innovogroup.com.

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Statements  in  this  news  release  which  are  not  purely historical  facts are forward-looking statements,  including
statements   containing  the  words  "believe,"   "estimate,
"project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All
forward-looking   statements  are  based  upon   information
available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company's decision to explore strategic alternatives; continued acceptance of the Company's products in the marketplace, particularly acceptance and near-term sales of the Company's brands and products; successful implementation of its strategic plan; the extension or
refinancing   of   its  existing  bank  facility   and   the
restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations and asset sales; competitive
factors,   including  the  possibility  of  major  customers
sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company's periodic report filings with the Securities and
Exchange   Commission.   By  making  these   forward-looking
statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of
this  release.   Readers are cautioned not  to  place  undue
reliance on forward-looking statements.

Contact:
Integrated Corporate Relations
Investors: James Palczynski/Brendon Frey
Media: John Flanagan
203-682-8200

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